EXHIBIT 99.1

Paramount Gold and Silver Corp. Executes Agreements with Major
Stockholders in Support of Klondex Transaction

Ottawa, Canada – August 6, 2009 – Paramount Gold and Silver Corp. (NYSE Amex/TSX:PZG) (Frankfurt: WKN:A0HGKQ) (“Paramount”) has executed agreements with its two largest stockholders supporting the proposed transaction with Klondex Mines Ltd. (TSX:KDX; Other OTC:KLNDF) (“Klondex”) representing 30,000,000 shares of common stock on a fully diluted basis, of which 18,000,000 shares of common stock are currently issued and outstanding.

Paramount and Klondex have signed a binding letter agreement (the “Letter Agreement”) to combine the two companies under a plan of arrangement, in a transaction valued at approximately C$80 million (the “Transaction”) based upon the closing price for Klondex’s common shares on July 17, 2009.  Pursuant to the Letter Agreement, each Klondex share will be exchanged for 1.45 Paramount shares, implying a purchase price of C$2.32 per Klondex share and representing a premium of 33.3% using closing share prices on the TSX on July 17, 2009, when the Paramount bid was announced.

FCMI Financial Corp. (“FCMI”), a corporation controlled by Albert D. Friedberg and Paramount’s largest stockholder, has committed its 12,000,000 shares of common stock and its 12,000,000 warrants to purchase shares of common stock (exercisable commencing September 20, 2009) in support of the proposed transaction.  FCMI has further indicated its financial support of a minimum of C$5,000,000 to a maximum of C$15,000,000 to fund future development programs at both the San Miguel and Fire Creek projects.

Garibaldi Resources Corp. (TSXV:GGI) has also pledged its 6,000,000 shares of common stock in support of the proposed transaction.  Steve Regoci, President of Garibaldi Resources Corp. stated, “We support this transaction on the basis that it is accretive to the Paramount stockholders and the company has the expertise and financial backing to bring the Fire Creek Project through the development stage and deliver significant stockholder value.”

Paramount and Klondex are currently preparing the materials for the meetings of their security holders and to submit to the appropriate regulators to obtain the approvals necessary to consummate the Transaction.

For further details of the Transaction, please see the Paramount/Klondex joint news release dated July 20, 2009, Paramount’s filings with the United States Securities and Exchange Commission (the “SEC”) available on www.sec.gov and the applicable Canadian securities regulators available on www.sedar.com and Klondex’s filings with the applicable Canadian securities regulators available on www.sedar.com.

About Paramount Gold and Silver Corp.

Paramount Gold and Silver Corp. is a precious metals exploration company listed on the Toronto Stock Exchange and the NYSE Amex under the symbol "PZG", and listed on the Deutsche Borse  (WKN: A0HGKQ).

Paramount holds a 100% interest in the San Miguel Project and has completed 47,560 meters of diamond drilling on 213 holes and 3,743 meters of exploration trenching at San Miguel since the summer of 2006. Paramount has recently expanded its land holdings by acquiring a 100% interest in the Temoris Project from Garibaldi Resources Corp.; a land package of over 54,000 hectares. Paramount's land package now includes most of the ground surrounding Coeur d'Alene Mines (NYSE:CDE) Palmarejo Mine project and is in excess of 140,000 hectares.  For more information, visit www.paramountgold.com.  The information on Paramount’s website is not, and shall not be deemed to be, a part of this release or incorporated into any filings with the SEC or Canadian securities regulatory authorities.

Paramount Gold and Silver Corp.

Christopher Crupi, CEO

866-481-2233 / 613-226-9881

Additional Information About the Transaction and Where to Find It

In connection with the Transaction, Paramount expects to file with the SEC a proxy statement which will be sent to the stockholders of Paramount seeking their approval of the merger. In addition, Paramount may file other relevant documents concerning the Transaction with the SEC. Security holders are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about the Transaction.

Security holders of Paramount may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Security holders of Paramount may also obtain free copies of these documents by directing a request by telephone or mail to Paramount Gold and Silver Corp., 346 Waverley Street, Suite 100, Ottawa, Ontario Canada K2P OW5 (telephone: (613) 226-9881) or by accessing these documents at Paramount's website: www.paramountgold.com under "Investors". The information on Paramount's website is not, and shall not be deemed to be, a part of this release or incorporated into other filings made with the SEC or Canadian securities regulatory authorities.

Paramount and its directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the stockholders of Paramount in connection with the Transaction. Information about the directors and executive officers of Paramount is set forth in the proxy statement for its 2009 annual meeting of stockholders filed with the SEC on January 8, 2009 and in its Form 8-K filed with the SEC on March 23, 2009. Information regarding the interests of these participants and other persons who may be deemed participants in the Transaction may be obtained by reading the proxy statement regarding the Transaction when it becomes available.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the Transaction, approvals to consummate the Transaction, the expected timetable for completing the Transaction, benefits and synergies of the Transaction, future opportunities for the combined company, expectations regarding the value and benefits of the Transaction and any other statements about Paramount or Klondex managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: the ability of the parties to consummate the Transaction and satisfy the conditions thereunder; the ability to obtain, and the timing of, the necessary exchange, regulatory and shareholder or stockholder approvals for the Transaction; the impact of any actions taken by Silvercorp. or any other party to complicate, delay or prevent the Transaction; the ability to realize the anticipated synergies and benefits from the Transaction and the combined company; and the other factors described in Paramount’s Annual Report and Annual Information Form on Form 10-K for the year ended June 30, 2008 and its most recent quarterly reports filed with the SEC available on www.sec.gov and applicable Canadian securities regulators available on www.sedar.com and Klondex’s filings with the applicable Canadian securities regulators available on www.sedar.com.  Except as required by applicable law, each of Paramount and Klondex disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.